Exhibit 99.1

NEWS RELEASE

Contact:	Robert Raynor Director, Investor Relations	(714) 773-7620

Beckman Coulter Announces Second Quarter 2007 Results

Reports Revenue Growth of 11.9%; Affirms Full Year Outlook

FULLERTON, California, August 1, 2007 – Beckman Coulter, Inc. (NYSE:BEC), a leading developer, manufacturer and marketer of products that simplify, automate and innovate complex biomedical testing, announced today second quarter ended June 30, 2007 results. Total revenue of $689.7 million was up 11.9% over second quarter 2006. In constant currency, revenue was up 10.4%. Net earnings were $69.4 million, or $1.09 per fully diluted share. Adjusting for special items, net earnings were $47.8 million, or $0.75 per fully diluted share.

	Three Months Ended			Six Months Ended
	June 30			June 30
	2007	2006	% Chg	2007	2006	% Chg
Reported Results
(in millions, except amounts per share)
Revenue	$689.7	$616.3	11.9%	$1,303.3	$1,185.3	10.0%
Operating Income	$73.0	$72.1	1.2%	$130.3	$121.4	7.3%
Diluted Earnings per Share	$1.09	$0.70	55.7%	$1.67	$1.20	39.2%

Adjusted Results *
Operating Income	$78.2	$69.8	12.0%	$142.4	$119.1	19.6%
Diluted Earnings per Share	$0.75	$0.69	8.7%	$1.40	$1.19	17.6%

* Excludes special items as detailed in the Adjusted Consolidated Statements of Earnings and Reconciliation of Non-GAAP Adjustments.

Consumables sales grew 10.3%, or 8.8% in constant currency. The acquisition of Lumigen, Inc. in the fourth quarter 2006 contributed 1.6% to this growth. On a trailing twelve month basis, consumables sales grew 9.9% in constant currency. Recurring revenue, comprised of supplies, test kits, service revenue and operating-type lease payments, was 78.6% of total revenue, compared to 79.5% in second quarter 2006.

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On a geographic basis, second quarter revenue in the United States increased 11.9% and consumables sales grew 7.5%. In constant currency, international revenue increased 8.7% led by robust growth of 16.1% in Asia Pacific. Internationally, consumables sales grew 10.5% over prior year quarter.

Scott Garrett, president and chief executive officer, said, “Second quarter results indicate continued strong demand for Beckman Coulter’s clinical diagnostics products. Total revenue from clinical diagnostics customers increased 13.9% over prior year quarter. Within clinical diagnostics, immunoassay was up about 24% and chemistry was up 14%. Cellular rose about 6% and revenue from clinical automation products nearly doubled. Total revenue from life science customers grew about 3%.”

Compared to second quarter 2006, gross profit margin declined about 220 basis points to 45.9%. The primary driver was an increase of nearly 20% in hardware revenue due in large part to higher levels of cash sales, particularly in clinical lab automation systems.

Garrett commented, “Hospital capital equipment budgets appear to be strong. Increasingly, customers view investments in automation much the same as they view investments in facilities, and as a result, cash sales for automation were above previous trends. Automation systems, often placed at lower margins, are central to our strategy for long-term customer partnerships and account management. These systems are almost always accompanied by placements of multiple analyzers which utilize large volumes of consumables and generate excellent profitability. Further, within hematology, competition has intensified in anticipation of the launch of our next generation system, the UniCel DxH 800, in 2008. We are retaining customers, in some cases at reduced instrument margins, to maintain the valuable stream of high-margin consumables.”

Operating income was $73 million. On an adjusted basis, operating income was $78.2 million, an increase of $8.4 million or 12% over second quarter 2006.

Non-operating income of $29.8 million included a $40.6 million net gain on the break-up fee associated with the termination of the merger agreement with Biosite, Incorporated. Adjusted non-operating expense was $10.0 million in the quarter, compared to $9.6 million in the second quarter of 2006.

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Net earnings were $69.4 million or $1.09 per fully diluted share. Adjusted net earnings were $47.8 million, or $0.75 per fully diluted share.

First Half Summary

For the first six months of 2007, revenue increased 10%, or 8.3% in constant currency, over the prior year period. The acquisition of Lumigen contributed about 1.0% to this growth. Year-to-date 2007 consumables growth was 11.5%, or 9.8% in constant currency. Year to date gross margin was 47.1% compared to 47.7% for the first six months of 2006. Adjusting for special items, operating income increased by 19.6% and pretax profit increased by 16.9%. Adjusted net earnings per fully diluted share increased 17.6% over the same period 2006.

Full Year Outlook

Garrett concluded, “Our first half 2007 results demonstrate the strength of our business. We achieved a 19.6% increase in adjusted operating income on 10% revenue growth, reflecting improving efficiencies. Our momentum enables us to accelerate investment in important growth areas including molecular diagnostics and our next generation hematology system. We are affirming our full year outlook as previously provided. Assuming stable currency, full year revenue growth should be in the range of 7% to 9%. We expect 2007 operating income margin to expand to around 12% on a comparable basis. Adjusted non-operating expense is expected to be flat with prior year, paced evenly throughout 2007. Pretax profit growth should be 10% to 15% over 2006 on a comparable basis. This pretax profit growth is expected to be partially offset by a higher tax rate of 30% to 31%.

“Adjusting for any special items, earnings per diluted share should be $3.10 to $3.25. Capital expenditures are expected to be $325 to $350 million and depreciation and amortization should be between $210 and $230 million.”

Investor Conference Call

As previously announced, there will be a conference call today, Wednesday, August 1, 2007 at 8:30 am ET to discuss the second quarter ended June 30, 2007 results. The call will also be webcast live. The call is accessible to all investors through Beckman Coulter’s website at www.beckmancoulter.com or at www.streetevents.com. When accessing the webcast through the Beckman Coulter site, select “go to IR” under Investor Relations and find the call listed under “What’s Ahead”. The webcast will be archived on both websites for future on-demand replay through Friday, August 31, 2007.

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Non-GAAP Financial Measures

“GAAP” refers to financial information presented in accordance with generally accepted accounting principles in the United States.

This press release includes non-GAAP financial measures, as defined in Regulation G promulgated by the Securities and Exchange Commission, with respect to the three and six months ended June 30, 2007 and June 30, 2006 and with respect to Outlook for the full year of 2007.

In this press release, the company reported the following non-GAAP financial measures: “adjusted net earnings” and related “adjusted operating income”, “adjusted pretax profit”, and “adjusted diluted earnings per share.” This presentation is consistent with our internal use of the measures, which we use to measure the profitability of ongoing operating results against prior periods and against our internally developed targets. Our outlook for adjusted operating margin and adjusted EPS for 2007 is provided on a non-GAAP basis. Management believes that its presentation of these non-GAAP financial measures provides useful supplementary information to investors regarding its operational performance because it enhances an investor’s overall understanding of the financial performance to conduct a more meaningful, consistent comparison of our ongoing operating results. Management uses non-GAAP financial measures because it believes that the appropriate analysis of our profitability cannot be effectively considered while incorporating the effect of unusual items and charges that have not been experienced consistently in prior periods. Management uses these non-GAAP financial measures to prepare operating budgets and forecasts and to measure our performance against those budgets and forecasts. Additionally, the company uses these non-GAAP financial measures for evaluating management performance for compensation purposes.

Despite the use of these non-GAAP financial measures in analyzing the company’s underlying business, non-GAAP financial measures have no standardized meaning defined by GAAP. The company is not able to provide a reconciliation of projected non-GAAP financial measures to expected reported results due to the unknown effect, timing and potential significance of special charges, and our inability to forecast charges associated with future transactions and initiatives. Our non-GAAP financial measures outlook excludes the impact of charges or write-offs associated with acquisitions, restructuring, or relocations in connection with our supply chain improvement initiatives, gains or losses upon sale of assets or businesses, and other items which we do not expect to be recurring.

The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with GAAP. We use these non-GAAP measures to supplement net earnings and other corresponding measures on a basis prepared in conformance with GAAP. These non-GAAP financial measures reflect additional ways of viewing aspects of our operations that, when viewed with our GAAP results provide a more complete understanding of factors and trends affecting our business. We strongly encourage investors to consider both net earnings and cash flows determined under GAAP as compared to adjusted earnings, and to perform their own analysis, as appropriate.

Our discussion of international revenue includes comparisons on a constant currency basis, which we have previously defined in our annual report on Form 10-K. We believe that use of this measure aids in the understanding of our operations without the impact of foreign currency. This presentation is also consistent with our internal use of the measure, which we use to measure the profitability of ongoing operating results against prior periods and against our internally developed targets. We believe that our investors also use this measure to analyze the underlying trends in our international operations.

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About Beckman Coulter

Beckman Coulter, Inc., based in Fullerton, California, develops, manufactures and markets products that simplify, automate and innovate complex biomedical tests. More than 200,000 Beckman Coulter systems operate in laboratories around the world, supplying critical information for improving patient health and reducing the cost of care. Recurring revenue, consisting of supplies, test kits, service and operating-type lease payments, represent more than 75 percent of the company’s 2006 revenue of $2.53 billion. For more information, visit www.beckmancoulter.com.

Forward Looking Statements

This press release contains the company’s unaudited financial results for second quarter 2007. These results may change as a result of the review by the company’s independent accountants and management. Final quarterly results will be provided in the company’s quarterly report to the SEC on Form 10-Q. This press release also contains forward-looking statements regarding the company’s outlook for 2007, including expectations for revenue growth, operating income margin, non-operating expense, pretax profit growth, tax rate, earnings per diluted share, capital expenditures, and depreciation and amortization. In addition, the press release contains statements about the company’s expectations regarding the effects of automation system placement, and their anticipated impact on consumables sales. These statements are based on information available at the time they are made and are subject to a number of risks and uncertainties. Actual results could differ materially from those anticipated by these forward-looking statements as a result of a number of factors, some of which may be beyond the company’s control. These and other risk factors that affect the Company are discussed in Part I, Item 1A (Risk Factors) of the Company’s report to the SEC on Form 10-K filed with the SEC on February 26, 2007 and its report to the SEC on Form 10-Q filed with the SEC on May 8, 2007.

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BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(in millions, except amounts per share and share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Product revenue	$584.7	$517.9	$1,097.1	$991.2
Service revenue	105.0	98.4	206.2	194.1

Total revenue	689.7	616.3	1,303.3	1,185.3

Cost of goods sold	292.2	247.6	536.0	479.1
Cost of service	81.1	72.3	153.5	140.5

Total cost of sales	373.3	319.9	689.5	619.6

Gross profit	316.4	296.4	613.8	565.7

Operating costs and expenses
Selling, general and administrative	181.0	176.6	356.4	340.0
Research and development	58.8	75.1	116.6	129.7
Restructuring	2.8	6.2	9.7	7.3
Asset impairment charges	0.8	1.4	0.8	2.3
Litigation settlement	—	(35.0)	—	(35.0)

Total operating costs and expenses	243.4	224.3	483.5	444.3

Operating income	73.0	72.1	130.3	121.4

Non-operating (income) and expense
Interest income	(3.2)	(3.6)	(7.8)	(7.7)
Interest expense	14.3	15.7	26.7	26.5
Other, net	(40.9)	(1.5)	(38.7)	(3.4)

Total non-operating (income) expense	(29.8)	10.6	(19.8)	15.4

Earnings before income taxes	102.8	61.5	150.1	106.0
Income taxes	33.4	16.9	43.6	28.8

Net earnings	$69.4	$44.6	$106.5	$77.2

Basic earnings per share	$1.11	$0.72	$1.71	$1.23
Weighted average number of basic shares
outstanding (in thousands)	62,389	62,252	62,120	62,742
Diluted earnings per share	$1.09	$0.70	$1.67	$1.20
Weighted average number of dilutive shares
outstanding (in thousands)	63,838	63,532	63,603	64,130
Dividends declared per share	$0.160	$0.150	$0.320	$0.300

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BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Six Months Ended June 30,
	2007	2006
Cash flows from operating activities
Net earnings	$106.5	$77.2
Adjustments to reconcile net earnings to net cash
provided by operating activities
Depreciation and amortization*	99.9	77.3
Provision for doubtful accounts receivable	3.3	3.9
Share-based compensation expense	12.4	14.6
Tax benefits from exercises of share-based payment awards	13.3	3.3
Excess tax benefits from share-based payment transactions	(12.2)	(2.6)
Asset impairment charges	0.8	2.3
U.S. Pension Trust contributions	(9.3)	(23.0)
Restructuring charges	9.7	7.3
Deferred income taxes	(2.6)	(0.3)
Changes in assets and liabilities:
Trade and other receivables	12.7	38.5
Inventories	(28.7)	(39.2)
Accounts payable	30.3	5.5
Accrued expenses	(17.7)	(27.7)
Income taxes payable	(19.7)	6.3
Long-term lease receivables	6.2	22.8
Other	(7.9)	11.3

Net cash provided by operating activities*	197.0	177.5

Cash flows from investing activities
Additions to property, plant and equipment*	(147.6)	(134.1)
Payments for business acquisitions and technology licenses	(10.7)	(15.5)

Net cash used in investing activities*	(158.3)	(149.6)

Cash flows from financing activities
Dividends to stockholders	(20.5)	(18.9)
Proceeds from issuance of stock	46.0	26.9
Repurchase of common stock as treasury stock	(0.5)	(86.5)
Repurchase of common stock held in grantor trust	(0.7)	(0.8)
Excess tax benefits from share-based payment transactions	12.2	2.6
Debt borrowings, net	8.1	107.0
Debt repayments	(96.7)	(59.2)
Debt acquisition costs	(0.4)	—

Net cash used in financing activities	(52.5)	(28.9)

Effect of exchange rates on cash and cash equivalents	0.6	2.8

Change in cash and cash equivalents	(13.2)	1.8
Cash and cash equivalents-beginning of period	75.2	57.6

Cash and cash equivalents-end of period	$62.0	$59.4

*	Prior period amounts have been adjusted due to an immaterial error.

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BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	June 30,	December 31,
	2007	2006
Assets
Current assets
Cash and cash equivalents	$62.0	$75.2
Trade and other receivables, net	659.6	671.5
Inventories	490.3	455.8
Deferred income taxes	80.5	83.2
Prepaids and other current assets	60.1	52.4

Total current assets	1,352.5	1,338.1
Property, plant and equipment, net	789.9	721.0
Goodwill	679.7	672.7
Other intangible assets, net	387.0	397.4
Other assets	154.3	162.5

Total assets	$3,363.4	$3,291.7

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$204.6	$180.3
Accrued expenses	384.6	387.9
Income taxes payable	6.3	60.9
Notes payable	47.0	73.2
Current maturities of long-term debt	12.1	9.3

Total current liabilities	654.6	711.6
Long-term debt, less current maturities	887.7	952.0
Deferred income taxes	98.5	110.1
Other liabilities	408.1	363.7

Total liabilities	2,048.9	2,137.4

Commitments and contingencies
Stockholders’ equity
Common stock	6.8	6.8
Additional paid-in capital	499.5	488.0
Retained earnings	1,161.9	1,076.4
Accumulated other comprehensive loss	(50.5)	(55.4)
Treasury stock, at cost	(303.2)	(361.5)
Common stock held in grantor trust, at cost	(17.5)	(16.8)
Grantor trust liability	17.5	16.8

Total stockholders’ equity	1,314.5	1,154.3

Total liabilities and stockholders’ equity	$3,363.4	$3,291.7

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BECKMAN COULTER, INC

PRODUCT AREA SALES

(in millions)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2007			June 30, 2007
	$	Reported Growth %	Constant Currency Growth %	$	Reported Growth %	Constant Currency Growth %
Chemistry Systems	$191.1	14.0	12.3	$364.0	11.8	9.9
Cellular Systems	208.3	6.0	4.9	402.7	5.8	4.7
Immunoassay Systems	151.6	23.8	21.7	286.0	22.6	20.3
Discovery & Automation Systems	138.7	7.1	5.3	250.6	2.0	—

Total Beckman Coulter	$689.7	11.9	10.4	$1,303.3	10.0	8.3

United States	$360.1	11.9	11.9	$692.0	10.4	10.4
International	329.6	12.0	8.7	611.3	9.5	5.9

Total Beckman Coulter	$689.7	11.9	10.4	$1,303.3	10.0	8.3

Chemistry Systems include:
> Autochemistry
> Protein and rapid test products

Cellular Systems include:
> Hematology
> Coagulation
> Flow cytometry and related products

Immunoassay Systems include:
> All immunoassay products

Discovery and Automation Systems include:
> Life Science Tools: (All robotic automation, genetic analysis products, centrifuge and analytical systems)
> Industrial particle characterization
> Clinical diagnostic automation

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BECKMAN COULTER, INC.

ADJUSTED CONSOLIDATED STATEMENTS OF EARNINGS AND

RECONCILIATION OF NON-GAAP ADJUSTMENTS

(in millions, except amounts per share and share data)

(unaudited)

	Three Months Ended
	June 30, 2007				June 30, 2006
		Non-GAAP				Non-GAAP
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Product revenue	$584.7	$—		$584.7	$517.9	$—		$517.9
Service revenue	105.0	—		105.0	98.4	—		98.4

Total revenue	689.7	—		689.7	616.3	—		616.3

Cost of goods sold	292.2	—		292.2	247.6	—		247.6
Cost of service	81.1	—		81.1	72.3	—		72.3

Total cost of sales	373.3	—		373.3	319.9	—		319.9

Gross profit	316.4	—		316.4	296.4	—		296.4

Operating costs and expenses
Selling, general and administrative	181.0	(1.6	)(a)	179.4	176.6	(2.9	)(d)	173.7
Research and development	58.8	—		58.8	75.1	(22.2	)(e)	52.9
Restructuring	2.8	(2.8	)(b)	—	6.2	(6.2	)(f)	—
Asset impairment charges	0.8	(0.8	)(b)	—	1.4	(1.4	)(f)	—
Litigation settlement	—	—		—	(35.0)	35.0	(e)	—

Total operating costs and expenses	243.4	(5.2)		238.2	224.3	2.3		226.6

Operating income	73.0	5.2		78.2	72.1	(2.3)		69.8

Non-operating (income) and expense
Interest income	(3.2)	—		(3.2)	(3.6)	—		(3.6)
Interest expense	14.3	(0.8	)(a)	13.5	15.7	(2.7	)(g)	13.0
Other, net	(40.9)	40.6	(c)	(0.3)	(1.5)	1.7	(h)	0.2

Total non-operating (income) expense	(29.8)	39.8		10.0	10.6	(1.0)		9.6

Earnings before income taxes	102.8	(34.6)		68.2	61.5	(1.3)		60.2
Income taxes	33.4	(13.0)		20.4	16.9	(0.5)		16.4

Net earnings	$69.4	$(21.6)		$47.8	$44.6	$(0.8)		$43.8

Basic earnings per share	$1.11			$0.77	$0.72			$0.70
Diluted earnings per share	$1.09			$0.75	$0.70			$0.69

(a) Rental tax dispute	(e) Litigation settlement and research and development charge
(b) Supply chain relocation	(f) Restructuring related charges
(c) Biosite break-up fee	(g) Debt extinguishment
(d) Investigation charges	(h) Agencourt Personal Genomics (APG) related expenses

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BECKMAN COULTER, INC.

ADJUSTED CONSOLIDATED STATEMENTS OF EARNINGS AND

RECONCILIATION OF NON-GAAP ADJUSTMENTS

(in millions, except amounts per share and share data)

(unaudited)

	Six Months Ended
	June 30, 2007				June 30, 2006
		Non-GAAP				Non-GAAP
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Product revenue	$1,097.1	$—		$1,097.1	$991.2	$—		$991.2
Service revenue	206.2	—		206.2	194.1	—		194.1

Total revenue	1,303.3	—		1,303.3	1,185.3	—		1,185.3

Cost of goods sold	536.0	—		536.0	479.1	—		479.1
Cost of service	153.5	—		153.5	140.5	—		140.5

Total cost of sales	689.5	—		689.5	619.6	—		619.6

Gross profit	613.8	—		613.8	565.7	—		565.7

Operating costs and expenses
Selling, general and administrative	356.4	(1.6	)(a)	354.8	340.0	(2.9	)(d)	337.1
Research and development	116.6	—		116.6	129.7	(22.2	)(e)	107.5
Restructuring	9.7	(9.7	)(b)	—	7.3	(6.2	)(f)	1.1
Asset impairment charges	0.8	(0.8	)(b)	—	2.3	(1.4	)(f)	0.9
Litigation settlement	—	—		—	(35.0)	35.0	(e)	—

Total operating costs and expenses	483.5	(12.1)		471.4	444.3	2.3		446.6

Operating income	130.3	12.1		142.4	121.4	(2.3)		119.1

Non-operating (income) and expense
Interest income	(7.8)	—		(7.8)	(7.7)	—		(7.7)
Interest expense	26.7	(0.8	)(a)	25.9	26.5	(2.7	)(g)	23.8
Other, net	(38.7)	40.6	(c)	1.9	(3.4)	1.7	(h)	(1.7)

Total non-operating (income) expense	(19.8)	39.8		20.0	15.4	(1.0)		14.4

Earnings before income taxes	150.1	(27.7)		122.4	106.0	(1.3)		104.7
Income taxes	43.6	(10.4)		33.2	28.8	(0.5)		28.3

Net earnings	$106.5	$(17.3)		$89.2	$77.2	$(0.8)		$76.4

Basic earnings per share	$1.71			$1.44	$1.23			$1.22
Diluted earnings per share	$1.67			$1.40	$1.20			$1.19

(a) Rental tax dispute	(e) Litigation settlement and research and development charge
(b) Supply chain relocation	(f) Restructuring related charges
(c) Biosite break-up fee	(g) Debt extinguishment
(d) Investigation charges	(h) Agencourt Personal Genomics (APG) related expenses

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Non-GAAP Financial Measures

Certain disclosures prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP) included in this release are accompanied by disclosures that are not prepared in conformity with GAAP. Management has determined that these disclosures provide investors a more complete understanding of the company’s results, as these income and expense items are not expected to recur in subsequent periods, or in the case of restructuring and supply chain initiatives, could vary significantly based upon the project or initiative. Given the significance and unusual nature of these income or expense items relative to the operating results for the periods presented, these items have been excluded in the “Adjusted Results” presentation of our operating results herein. These non-GAAP disclosures are as follows:

a)	Rental tax dispute—In 1998, the company entered into a sale-leaseback transaction with Cardbeck Miami Trust (“Cardbeck”) in connection with the company’s Miami facility. In May 2005, Cardbeck notified the company that it had received an assessment from the State of Florida in the amount of $4.4 million for rental tax, interest and penalties related to payments made by the company to Cardbeck from June 2000 to February 2005. The State of Florida has asserted that this transaction is subject to commercial rental tax in accordance with applicable state laws and requested Cardbeck to pay this assessment. Both Cardbeck and the company have taken steps to challenge the assessment and are attempting to settle the assessment. Therefore, at June 30, 2007, the company has made an accrual of $2.4 million ($1.6 million sales tax and $.8 million in interest) for the anticipated amount of the settlement.

b)	Supply Chain Relocation – In January 2007, as part of the company’s previously announced strategic supply chain management initiative, the company announced the closure of its manufacturing site in Palo Alto, California and the relocation of those operations to Indianapolis, Indiana. In connection with this closure and relocation, the company recorded charges related to severance and other costs of $6.9 million in the first quarter of 2007. Additionally, during the quarter ended June 30, 2007, the company announced the closure and relocation of certain of its manufacturing and distribution sites. Total supply chain relocations for the three and six months ended June 30, 2007 was $2.8 million and $9.7 million, respectively. Also, during the second quarter the company recorded related asset impairment charges of $0.8 million.

c)	Biosite Break-Up Fee – On May 17, 2007 the merger agreement to acquire Biosite, Inc. was terminated by Biosite in accordance with its terms. Pursuant to the terms of the agreement, Biosite paid the company a break up fee of $54 million. The company recorded a gain of $40.6 million (net of associated expenses of $13.4 million) in other non-operating income during the second quarter.

d)	Investigation Charges – During the second quarter 2006, the Audit and Finance Committee of the company’s Board of Directors oversaw an investigation of claims made by a former employee. This individual alleged that his recent termination, as part of the company’s restructuring, was the result of certain accounting issues he brought to the attention of his supervisor. The Audit and Finance Committee retained outside counsel and an independent accounting firm to assist in the investigation and concluded that the allegations were not substantiated and that the company’s financial statements and disclosures did not require revision. Approximately $2.9 million in legal, consulting and independent accounting firm fees were incurred during the second quarter of 2006 in connection with this investigation.

e)	Applera – In April, 2006, a settlement was reached in a legal dispute with Applera Corporation whereby the parties granted royalty-bearing licenses to each other for certain patents. Applera’s Applied Biosystems Group made a $35.0 million special payment to the company. Also, the company will pay $20 million over 10 quarters to Applera for rights to certain technologies in the diagnostics market. As a result, the company recorded a $35 million gain and an $18.9 million research and development charge in connection with this settlement in the second quarter of 2006.

f)	Restructuring Related Charges — In July 2005, the company announced a strategic reorganization of its business to combine its Biomedical Research Division and Diagnostic Division into a single company structure. In the second quarter of 2006, we incurred charges of $7.6 million for severance and other restructuring costs.

g)	Debt Extinguishment – On June 1, 2006, approximately $56 million of the company’s $100 million debentures were tendered by the holders of the debentures. In connection with this redemption the company incurred approximately $2.7 million in debt extinguishment costs in the second quarter.

h)	Agencourt Personal Genomics (APG) – In June 2006, the company entered into an agreement to sell its non-controlling interest in Agencourt Personal Genomics (APG), a developer of next-generation genetic analysis technologies. During the second quarter of 2006, the company’s share of operating results is included in the condensed consolidated statement of earnings.